EXHIBIT 10.3

                           NOTE MODIFICATION AGREEMENT

      THIS NOTE MODIFICATION AGREEMENT is entered into effective as of August 8, 2000, and is binding on Mark Shambaugh (the "Holder"), and all of his assignees, successors in interest and any other person or entity claiming by or through any of them. Reference is hereby made to (i) each of those four certain Convertible Subordinated Note(s) due November 15, 2001, each in the original principal amount of $7,437,500 made by the Comfort Systems USA, Inc., a Delaware corporation (the "Company"), in favor of the Holder, each as amended effective as of July 1, 1999 (each individually a "Note", and collectively, the "Notes"), and (ii) the Agreement and Plan of Merger dated November 15, 1998 by and among the Company, CS42 Acquisition Corp., a Delaware corporation, Shambaugh & Son, Inc., an Indiana corporation ("S&S") and the Holder (the "Merger Agreement").

      WHEREAS, the Company has notified the holder pursuant to the Merger Agreement of certain liabilities (the "Potential Liabilities") to which S&S is or may be liable and which relate to the fire protection activities of the Company with GTE North, Incorporated and its affiliates ("GTE") prior to the date of the Merger Agreement; and

      WHEREAS, the parties to such dispute have indicated that they are willing to settle all civil liabilities with respect to such matter upon the payment by S&S a cash settlement (the "Settlement Amount") to GTE; and

      WHEREAS, payment of the Settlement Amount would constitute Damages under the Merger Agreement; and

      WHEREAS, pursuant to the Merger Agreement the Company is entitled to offset Damages as set forth therein against amounts payable pursuant to the Notes; and

      WHEREAS, the civil liabilities satisfied and released as consideration for the Settlement Amount do not necessarily comprise all of the Potential Liabilities; and

      WHEREAS, the Holder and the Company desire to document and clarify the note modification required to effectuate such right of offset,

      NOW THEREFORE, the Holder and the Company hereby agree as follows:

      1. Holder hereby represents that he is the holder of the Notes free and clear of all liens and obligations, that he has not transferred or alienated his interest in the Notes, and that he has full power to enter into this Agreement and thereby modify the Notes.

      2. Holder acknowledges and agrees that, if and when the Company pays the Settlement Amount, the Company may offset such payment by reducing the principal of each Note by an amount equal to the Settlement Amount
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          minus the Indemnification Threshold divided by four. Such amounts shall be taken from the principal amounts due and payable on January 1, 2001. The offset and reduction shall be effective as of the date that the Company actually pays the Settlement Amount.

      3. To the extent that the Company has additional, valid Damages with respect to the Potential Liabilities, such Damages shall be gathered and itemized by the Company and reported to Holder by the Company. Such offset amounts, once determined, shall be taken from the principal amounts due and payable on January 1, 2001. The offset and reduction shall be effective as of the date that the Company delivers a final itemized accounting to the Holder pursuant to this Agreement.

Except for the offsets and reductions specifically set forth under this Agreement, each of the Notes, as amended, are hereby reaffirmed in all respects.

COMFORT SYSTEMS USA, INC.



/s/ William Murdy                   /s/ Mark Shambaugh
WILLIAM MURDY                       MARK SHAMBAUGH
CHIEF EXECUTIVE OFFICER